EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ANNOUNCES OPERATING RESULTS FOR THE
THREE AND NINE MONTHS ENDED APRIL 30, 2007
AND DECLARES QUARTERLY CASH DIVIDEND OF $.075 PER SHARE

        Scarsdale, New York, June 14, 2007, National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the three and nine months ended April 30, 2007.

        Net patient revenue for the three months ended April 30, 2007 was $27,938,000, an increase of $2,906,000, or 11.6% from $25,032,000 for the three months ended April 30, 2006. The Company recorded a net loss of ($244,000), or ($.04) per diluted share, compared to a net income of $722,000, or $.13 per diluted share, for the three months ended April 30, 2006.

        Net patient revenue for the nine months ended April 30, 2007 was $81,641,000, an increase of $4,618,000, or 6.0% from $77,023,000 for the nine months ended April 30, 2006. Net income for the nine months ended April 30, 2007 was $1,851,000, or $.32 per diluted share, compared to a net income of $2,755,000, or $.48 per diluted share, for the nine months ended April 30, 2006.

        The increase in net patient revenue was attributable to the expansion of the Company’s operations in Massachusetts, New York and Connecticut. The decrease in net income was attributable to non-tax deductible professional fees of $1,438,000 and $2,132,000, respectively, for the three and nine month periods ended April 30, 2007, incurred in connection with the announced merger agreement between the Company and an affiliate of Angelo, Gordon & Co.

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $.075 per share on its Common Stock, payable August 8, 2007 to holders of record of its outstanding Common Stock on July 20, 2007.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue,” or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and other filings and releases. These include but are not limited to risks and uncertainties relating to whether the Company can identify, consummate and integrate on favorable terms acquisitions or market penetrations; market acceptance; pricing and demand for the Company’s services; changing regulatory environment; changing economic conditions; whether the Company can attract and retain qualified personnel; ability to manage the Company’s growth; and other risks detailed in the Company’s filings with the SEC.

CONTACT: Steven Fialkow, President and Chief Executive Officer or
                          Robert P. Heller, Chief Financial Officer (914) 722-9000.

STATEMENT OF OPERATIONS DATA:
	Three months ended April 30,		Nine months ended April 30,
	2007	2006	2007	2006
Revenues	$27,938,000	$25,032,000	$81,641,000	$77,023,000

Operating expenses	27,197,000	23,943,000	77,825,000	72,818,000

Income from operations	741,000	1,089,000	3,816,000	4,205,000

Other income:
Interest	216,000	128,000	661,000	345,000

Income before taxes	957,000	1,217,000	4,477,000	4,550,000

Provision for income taxes	1,201,000	495,000	2,626,000	1,795,000

Net income (loss)	(244,000)	722,000	1,851,000	2,755,000

Earnings per share - diluted	($0.04)	$0.13	$0.32	$0.48

Weighted average shares - diluted	5,745,797	5,741,722	5,743,131	5,742,485

Dividends declared per share	$0.075	$0.075	$0.225	$0.225

BALANCE SHEET DATA:
	April 30,
	2007	2006
Cash and cash equivalents	$20,422,000	$17,716,000

Total current assets	42,171,000	38,744,000

Total assets	59,901,000	56,626,000

Total current liabilities	6,462,000	4,239,000

Non-current liabilities	- - -	- - -

Stockholders' equity	53,439,000	52,387,000